Exhibit 99.1

52-Week Topline Results from 16-Week Blinded Treatment Extension of REZOLVE-AA

Demonstrate Deepening of Responses in Severe-to-Very-Severe Alopecia Areata with

Rezpegaldesleukin

29% and 31% of patients in the 18 µg/kg and 24 µg/kg extension arms, respectively, achieved new SALT Score ≤20 from week 36 to week 52 with continued twice-monthly treatment

Increasing proportions of patients achieved clinically meaningful hair growth thresholds across numerous SALT measurements with 94% of patients completing treatment extension

Favorable safety profile with twice-monthly dosing maintained throughout 52 weeks, consistent with previously reported results

Results support advancement of rezpegaldesleukin into late-stage development in alopecia areata

SAN FRANCISCO, Apr. 20, 2026—Nektar Therapeutics (Nasdaq: NKTR), a clinical-stage biotechnology company focused on development of novel immunology therapies, today announced new results from a blinded 16-week treatment extension period in its Phase 2b REZOLVE-AA study. The study is evaluating investigational rezpegaldesleukin, a first-in-class IL-2 pathway agonist and regulatory T-cell (Treg) biologic, in patients with severe-to-very-severe alopecia areata.

REZOLVE-AA is a global study being conducted in 92 patients with severe-to-very-severe alopecia areata. During the initial 36-week induction phase, patients were randomized (3:3:2) to receive one of two rezpegaldesleukin doses or placebo, administered as twice-monthly subcutaneous injections. Mean baseline Severity of Alopecia Tool (SALT) Scores for patients enrolled in the study were 78.5 in the rezpegaldesleukin treatment arms as compared to 76.6 in placebo. Median time from onset of disease was 6.9 years in the treatment arms and 6.1 years in placebo. Following completion of the induction phase, patients with a SALT Score greater than 20 at week 36 who also demonstrated hair growth were eligible to continue on rezpegaldesleukin at their induction dose level in a blinded 16-week exploratory treatment extension through week 52.

Extended Twice-Monthly Treatment with Rezpegaldesleukin Improved SALT Scores at 52 Weeks

A total of 31 patients continued into the blinded 16-week treatment extension period with 27 patients in the twice-monthly rezpegaldesleukin dose arms (low dose of 18 µg/kg, n=14) and (high dose of 24 µg/kg, n=13) and 4 patients continuing in the placebo arm.

From week 36 to week 52, 29% of patients at low dose and 31% of patients at high dose achieved new SALT Score ≤20 responses as compared to none in the placebo arm. A SALT Score ≤20 is achieved when a patient has 80% or more of their scalp covered by hair.

At week 52 for overall study population1, patients who achieved SALT Score ≤20 were 25.8% in low dose rezpegaldesleukin arm (versus 14.8% at week 362) and 27.6% in high dose rezpegaldesleukin arm (versus 15.6% at week 362) as compared to 6.7% with placebo (versus 6.7% at week 362) with a p-value of 0.049.3

“The new SALT≤20 responders in this set of patients treated out to 52 weeks reflect how the T regulatory cell mechanism of REZPEG can have more clinical benefit over time, a phenomenon the investigators observed in the Phase 2 study in atopic dermatitis as well,” said Jonathan Silverberg, MD, PhD, MPH, Professor of Dermatology at The George Washington University School of Medicine and Health Sciences. “Given the prescribing and safety limitations of JAK inhibitors, these new data point to the potential for rezpegaldesleukin to be the first safe and effective biologic in alopecia areata, which may completely transform the management of the disease.”

At week 52 for overall study population1, patients who achieved SALT Score ≤30 were 30.2% in low dose rezpegaldesleukin arm (versus 21.9% at week 362) and 35.0% in high dose rezpegaldesleukin arm (versus 29.0% at week 362) as compared to 8.4% with placebo (versus 8.4% at week 362), with a p-value of 0.023.3 A SALT Score ≤30 is achieved when a patient has 70% or more of their scalp covered by hair.

“These extension treatment data to 52 weeks demonstrate the potential of rezpegaldesleukin to deliver truly meaningful clinical outcomes for patients with severe-to-very-severe alopecia areata,” said David Rosmarin, MD, Chair of the Department of Dermatology and Associate Professor of Dermatology at the Indiana University School of Medicine. “We are in need of a new mechanism for a first-line systemic treatment option as an alternative to the class of agents currently approved for patients. The safety profile combined with a significantly higher number of patients achieving SALT Score ≤20 with continued treatment reinforce that this first-in-class Treg mechanism could emerge as the treatment of choice for patients with alopecia areata, including also those with moderate disease.”

At week 52 for overall study population1, patients who achieved SALT50 (showing at least a 50% improvement in SALT Score from baseline) were 37.7% in low dose rezpegaldesleukin arm and 38.8% in high dose rezpegaldesleukin arm as compared to 13.6% with placebo.1

At week 52 for overall study population1, patients who achieved SALT30 (showing at least a 30% improvement in SALT Score from baseline) were 45.6% in low dose rezpegaldesleukin arm and 47.6% in high dose rezpegaldesleukin arm as compared to 24.2% with placebo.1

“We are excited that rezpegaldesleukin has now demonstrated great promise in two large immune-mediated disease settings as we advance into registrational trials,” said Howard W. Robin, President and CEO of Nektar Therapeutics. “As a completely novel mechanism of action in immunology which leverages T regulatory cell biology, we’ve shown that rezpegaldesleukin could offer compelling efficacy and safety advantages for patients battling various auto-immune conditions.”

Nektar plans to submit the REZOLVE-AA results for presentation at a medical conference in 2026.

Rezpegaldesleukin Well Tolerated with Safety Profile Consistent with Previously Reported Results

Consistent with prior studies, a favorable safety and tolerability profile was observed with longer twice-monthly dosing for 52 weeks. Nearly all treatment-emergent adverse events (TEAEs) were mild-to-moderate in severity which resolved without intervention. 94% of patients in the blinded 16-week treatment extension completed 52 weeks of treatment and there were no patients who discontinued during the extension because of a TEAE. The most common TEAEs were injection site reactions (ISR) with the majority being mild to moderate in nature (erythema) which self-resolved within 5 days. There were no patients in the study who discontinued treatment due to an injection site reaction (ISR).

About REZOLVE-AA

The REZOLVE-AA (NCT06340360) study enrolled patients with severe-to-very-severe alopecia areata who have not previously been treated with a JAK inhibitor or other biologic. Patients were randomized across two different dose regimens of rezpegaldesleukin or placebo. The trial completed enrollment in February 2025, with patients enrolled across approximately 30 sites globally, with 64% of patients in Poland; 23% in Canada; and 13% in the United States.

About Rezpegaldesleukin

Autoimmune and inflammatory diseases cause the immune system to mistakenly attack and damage healthy cells in a person’s body. A failure of the body’s self-tolerance mechanisms enables the formation of the pathogenic T lymphocytes that conduct this attack. Rezpegaldesleukin is a potential first-in-class resolution therapeutic that may address this underlying immune system imbalance in people with many autoimmune and inflammatory conditions. It targets the interleukin-2 receptor complex in the body to stimulate proliferation of powerful inhibitory immune cells known as regulatory T cells. By activating these cells, rezpegaldesleukin may act to bring the immune system back into balance.

In February 2025, the U.S. Food and Drug Administration (FDA) granted Fast Track designation for rezpegaldesleukin for the treatment of adult and pediatric patients 12 years of age and older with moderate-to-severe atopic dermatitis whose disease is not adequately controlled with topical prescription therapies or when those therapies are not advisable. In July 2025, the FDA granted Fast Track designation for rezpegaldesleukin for the treatment of severe alopecia areata (AA) in adults and pediatric patients 12 years of age and older who weigh at least 40 kg.

Rezpegaldesleukin is being developed as a self-administered injection for a number of autoimmune and inflammatory diseases, including atopic dermatitis, alopecia areata and Type 1 diabetes. It is wholly owned by Nektar Therapeutics.

About Alopecia Areata

Alopecia areata is a disease where a patient’s own immune system attacks hair follicles resulting in hair loss.4 The lifetime incidence of alopecia areata is 2% in both men and women.4 Nearly 6.7 million people in the U.S. and 160 million worldwide develop alopecia areata in their lifetime. About 700,000 people in the U.S. currently have some form of alopecia areata.5 It is often associated with other auto-immune conditions as well as depression and anxiety.6 The disease has a tremendous impact on quality of life for patients.6 Available therapies for alopecia are not durable and have high relapse rates and there is an urgent unmet medical need for novel, more effective therapies for patients.

About Nektar Therapeutics

Nektar Therapeutics is a clinical-stage biotechnology company focused on developing treatments that address the underlying immunological dysfunction in autoimmune and chronic inflammatory diseases. Nektar’s lead product candidate, rezpegaldesleukin (REZPEG, or NKTR-358), is a novel, first-in-class regulatory T cell stimulator being evaluated in one Phase 2b clinical trial in atopic dermatitis, one Phase 2b clinical trial in alopecia areata, and one Phase 2 clinical trial in Type 1 diabetes mellitus. Nektar’s pipeline also includes a preclinical bivalent tumor necrosis factor receptor type II (TNFR2) antibody and bispecific programs, NKTR-0165 and NKTR-0166, and a modified hematopoietic colony stimulating factor (CSF) protein, NKTR-422.

Nektar is headquartered in San Francisco, California. For further information, visit www.nektar.com and follow us on LinkedIn.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements which can be identified by words such as: “can,” “develop,” “potential,” “expand,” “address,” “may,” “plan” and similar references to future periods. Examples of forward-looking statements include, among others, statements regarding the safety and efficacy profile and therapeutic potential of, and future development plans for, rezpegaldesleukin, NKTR-0165, NKTR-0166, and NKTR-422, and potential patient preferences and market adoption related thereto, and plans and timing of future data releases. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results to differ materially from those indicated in the forward-looking statements include, among others: (i) our statements regarding the therapeutic potential of rezpegaldesleukin, NKTR-0165, NKTR-0166 and NKTR-422 are based on preclinical and clinical findings and observations and are subject to change as research and development continue; (ii) rezpegaldesleukin, NKTR-0165, NKTR-0166 and NKTR-422 are investigational agents and continued research and development for these drug candidates is subject to substantial risks, including negative safety and efficacy findings in future clinical studies (notwithstanding positive findings in earlier preclinical and clinical studies); (iii) rezpegaldesleukin, NKTR-0165, NKTR-0166 and NKTR-422 are in clinical development and the risk of failure is high and can unexpectedly occur at any stage prior to regulatory approval; (iv) data reported from ongoing clinical trials are necessarily interim data only and the final results will change based on continuing observations; (v) the timing of the commencement or end of clinical trials and the availability of clinical data may be delayed or unsuccessful due to regulatory delays, slower than anticipated patient enrollment, manufacturing challenges, changing standards of care, evolving regulatory requirements, clinical trial design, clinical outcomes, competitive factors, or delay or failure in ultimately obtaining regulatory approval in one or more important markets; (vi) a Fast Track designation does not increase the likelihood that rezpegaldesleukin will receive marketing approval in the United States; (vii) patents may not issue from our patent applications for our drug candidates, patents that have issued may not be enforceable, or additional intellectual property licenses from third parties may be required; and (viii) certain other important risks and uncertainties set forth in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 13, 2026. Any forward-looking statement made by us in this press release is based only on information currently available to us and speaks only as of the date on which it is made. We undertake no obligation to update any forward-looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise.

For Investors:

Vivian Wu

628-895-0661

VWu@nektar.com

Corey Davis, Ph.D.

LifeSci Advisors

212-915-2577

cdavis@lifesciadvisors.com

For Media:

Susan Roberts

LifeSci Communications

202-779-0929

sroberts@lifescicomms.com

1.

For 52-week analysis, data for week 0-36 in modified intent-to-treat (mITT) adapted population are imputed following primary estimand. The mITT adapted population excludes 4 patients with major study eligibility violations before week 36. These patients did not continue into the blinded 16-week treatment extension. Data for patients in non-treatment extension set in week 40, 44, 48 and 52 are carried forward from week 36 data. Missing data for patients in treatment extension set for week 40, 44, 48 and 52 are imputed using the multiple imputation method. Descriptive summary statistics (p-values) are exploratory analyses.

2.

Rosmarin et al. (2026, March 27-31). Novel Regulatory T-cell enhancing Biologic Rezpegaldesleukin: Phase 2b Efficacy, Safety, and Baseline Severity-Dependent Treatment Response in Moderate-to-Severe Atopic Dermatitis. 2026 American Academy of Dermatology (AAD), Denver, Colorado

3.

Primary estimand analysis was used at time of week 36 database lock in mITT adapted population. Patients who used prohibited medications for the treatment of AA or who discontinued treatment due to lack of efficacy were considered nonresponders (using baseline observation carry forward (BLOCF) for continuous endpoints, and nonresponder imputation for binary endpoints), regardless of observed clinical response. Data after patients who discontinued due to other reasons are set to missing and all missing data are imputed using the multiple imputation method.

4.

Lintzeri, D.A., Constantinou, A., Hillmann, K., Ghoreschi, K., Vogt, A. and Blume- Peytavi, U. (2022), Alopecia areata – Current understanding and management. JDDG: Journal der Deutschen Dermatologischen Gesellschaft, 20: 59-90. https://doi.org/10.1111/ddg.14689

5.	National Alopecia Areata Foundation

6.

Alhanshali L, Buontempo MG, Lo Sicco KI, Shapiro J. Alopecia Areata: Burden of Disease, Approach to Treatment, and Current Unmet Needs. Clin Cosmet Investig Dermatol. 2023;16:803-820 https://doi.org/10.2147/CCID.S376096